UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 27, 2013

INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

Idaho
(State or other jurisdiction of incorporation)

000-50667	82-0499463
(Commission File Number)	IRS Employer Identification No.
414 Church Street
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)
Registrant's telephone number, including area code: (208) 263-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2013, the board of directors of Intermountain Community Bancorp (the “Company”) approved (i) Employment Agreements with Curt Hecker, President and CEO, and Doug Wright, Executive Vice President and CFO, and (ii) a Severance Agreement with Pamela Rasmussen, Executive Vice President and Chief Administrative Officer of Panhandle State Bank (the “Bank”). Each such Agreement is effective as of January 1, 2014.

The Company also authorized the issuance of Restricted Stock Awards under the Company’s 2012 Stock Option and Equity Compensation Plan to Mr. Hecker, Mr. Wright, Ms. Rasmussen and David Dean, Senior Vice President and Chief Credit Officer of the Bank.

Additionally, the Company awarded cash retention bonuses to Mr. Hecker, Mr. Wright, and Ms. Rasmussen, subject to the terms of Retention Bonus Agreements entered into with such executives.

Copies of the respective Employment Agreements, the Severance Agreement and the form of Retention Bonus Agreement will be filed with the Company’s 2013 Annual Report on Form 10-K.

Curt Hecker Employment Agreement

Mr. Hecker’s Employment Agreement replaces a January 1, 2008 Amended and Restated Employment Agreement that expired in accordance with its terms on December 31, 2013.

Mr. Hecker’s agreement is for a three-year term commencing January 1, 2014. On the first anniversary of the effective date and on each anniversary thereafter, Mr. Hecker’s employment will be extended automatically for one additional year unless the Company’s board of directors determines that the term will not be extended. The agreement provides for an annual salary of $325,000, which salary will be reviewed annually by the board of directors or the Compensation Committee. The agreement grants Mr. Hecker four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers.

If Mr. Hecker’s employment terminates involuntarily without cause (as defined in the agreement) or if he voluntarily terminates with good reason (as defined in the agreement), he will be entitled to severance in an amount equal to his base salary for the unexpired term of the agreement (a period ranging between two and three years), payable in a single lump sum on the first day of the seventh month after the month in which termination occurs. Such benefit will not be paid if benefits are payable or have been paid pursuant to the Change-in-Control provisions described below. Mr. Hecker would also be entitled to reimbursement for a portion of his cost for continued medical and dental insurance coverage, continuing to the first to occur of the date he becomes eligible for coverage under another medical insurance plan; his attainment of age 60; his death; or the end of the remaining term of the agreement.

If a Change in Control (as defined in the agreement) occurs during the term of the agreement, Mr. Hecker will be entitled to receive a lump-sum payment in an amount equal to three times his annual compensation (base salary plus cash bonus or cash incentive compensation in the preceding calendar year). The agreement also provides for reimbursement of certain taxes (“excise tax reimbursement”) if the aggregate benefits payable after a Change in Control are subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

The agreement provides that Mr. Hecker is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a Change in Control, regardless of whether Mr. Hecker prevails in such dispute.

The agreement prohibits Mr. Hecker from competing with the Company or the Bank as a consultant, officer, director, organizer, employee or shareholder during the term of his employment and for two years after termination of employment. This prohibition against competition terminates upon the occurrence of a Change in Control.

Doug Wright Employment Agreement

Mr. Wright was not previously a party to an employment agreement but rather to a January 1, 2008 Amended and Restated Executive Severance Agreement, which is superseded by the new Employment Agreement and voided as of January 1, 2014.

Mr. Wright’s agreement is for a three-year term commencing January 1, 2014. On the first anniversary of the effective date and on each anniversary thereafter, Mr. Wright’s employment will be extended automatically for one additional year unless the Company’s board of directors determines that the term will not be extended. The agreement provides for an annual salary of $260,000, which salary will be reviewed annually by the board of directors or the Compensation Committee.

The provisions of Mr. Wright’s agreement regarding (i) severance payable upon involuntary termination without cause, or voluntary termination with good reason, (ii) payment upon a Change in Control, (iii) reimbursement of legal fees if his employment agreement is challenged following a Change in Control, and (iv) non-competition during the term of the agreement and following termination of employment, are identical to those applicable to Mr. Hecker’s agreement as described above.

Pam Rasmussen Severance Agreement

Ms. Rasmussen was previously a party to a December 28, 2007 Amended and Restated Executive Severance Agreement, which is superseded and voided as of January 1, 2014.

The new Severance Agreement provides that Ms. Rasmussen is entitled to severance if her employment terminates within 24 months after a Change in Control (as defined in the agreement), involuntarily but without cause (as defined in the agreement) or voluntarily but with good reason (as defined in the agreement). The severance payment would be an amount equal to two times Ms. Rasmussen’s compensation (base salary plus cash bonus or cash incentive compensation for the calendar year immediately before the year in which the Change in Control occurs or the calendar year immediately before the year in which employment termination occurs, whichever is greater).

Ms. Rasmussen would also be entitled to reimbursement for a portion of her cost for continued medical and dental insurance coverage, continuing until the earlier to occur of the date she becomes eligible for medical and dental coverage under another medical insurance plan; her attainment of age 60; her death; or the second anniversary of the date of her termination of employment.

The agreement provides that Ms. Rasmussen is entitled to reimbursement of up to $250,000 of legal fees if her severance agreement is challenged after a Change in Control, regardless of whether Ms. Rasmussen prevails in such dispute.

The agreement prohibits Ms. Rasmussen from competing with the Company or the Bank as a consultant, officer, director, organizer, employee or shareholder during the term of her employment and for two years after termination of employment. This prohibition against competition terminates upon a Change in Control if such Change in Control occurs before Ms. Rasmussen’s employment terminates.

Restricted Stock Awards

Effective December 27, 2013, the Compensation Committee of the board of directors made restricted stock awards to certain of its executive officers, including Mr. Hecker (35,000 shares), Mr. Wright (30,000 shares), Ms. Rasmussen (7,500 shares) and Mr. Dean (5,000 shares). All such awards were granted under the Company’s 2012 Stock Option and Equity Compensation Plan. Each such restricted stock award vests 50% on the date of the award, 25% on December 31, 2014, and 25% on December 31, 2015.

Because the December 27, 2013 restricted stock awards to these and other executives utilized all 100,000 shares reserved for awards under the 2012 Stock Option and Equity Compensation Plan, at its December 27, 2013 meeting the board authorized the Compensation Committee to submit for board approval in the first quarter of 2014 a new equity-based compensation plan. The board tentatively authorized a reservation of 175,000 shares for issuance of awards under the new equity-based compensation plan. Awards under the new plan could take the form of options, restricted stock, restricted stock units, and stock appreciation rights. The new equity-based compensation plan will not become effective unless it is first approved by the board and thereafter approved by the Company’s shareholders.

Cash Retention Bonuses

The Company has awarded cash retention bonuses to Messrs. Hecker and Wright and Ms. Rasmussen, paid on December 31, 2013, in the amounts of $100,000, $75,000 and $50,000, respectively, subject in each case to applicable withholding taxes.

The retention bonuses are awarded subject to the terms and conditions of a Retention Bonus Agreement entered into between the Company and each of the executives. Such agreements provide that the executive agrees to repay to the Company, in a single lump sum, the entire amount of the bonus if the executive’s employment terminates before December 31, 2014, unless (i) such termination is the result of involuntary termination without cause (as defined in the agreement), or (ii) such termination occurs after a Change in Control (as defined in the agreement) occurs. If the executive does not repay the full amount of the bonus on or before the date of termination occurring on or before December 31, 2014, the agreement provides that the Company may offset against the repayment obligation any cash or property then held by the Company, including cash held in a deposit account at the Bank and any unvested shares of restricted stock of the Company awarded to the executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2013

INTERMOUNTAIN COMMUNITY BANCORP

By:     /s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer